Exhibit 99.1

Press Release

Universal Display Contact:

Darice Liu

investor@oled.com

media@oled.com

609-671-0980 x570

UNIVERSAL DISPLAY CORPORATION ANNOUNCES FIRST QUARTER 2017 FINANCIAL RESULTS

EWING, N.J. – May 4, 2017 - Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the first quarter ended March 31, 2017.

“We are pleased to report excellent first quarter results across the board, including record emitter sales,” said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display. “It is an exciting time for the OLED industry. We are encouraged by the momentum that we are seeing from our customers as well as from the supply chain that supports the OLED ecosystem. With customers’ mounting investments in new manufacturing capacity and the development of an array of new display and lighting products, we expect our growth trajectory to be positive for the foreseeable future.”

Rosenblatt continued, “As we look forward, we believe that the OLED industry is poised to grow faster than earlier expectations this year. We are therefore raising our 2017 revenue guidance range to at least $260 million to $280 million, reflecting year-over-year growth of 30% to 40%. Additionally, we are pleased to announce that the Board of Directors approved a second quarter dividend of $0.03 per share.”

Financial Highlights for the First Quarter of 2017

•	Total revenue increased 87% to $55.6 million in the first quarter, compared with $29.7 million in the first quarter of 2016 driven by higher material sales as well as royalty and license fees.

•

Revenue from material sales increased 92% to $46.6 million in the first quarter, compared with $24.3 million in the first quarter of 2016 and increased 60% sequentially from $29.2 million in the fourth quarter of 2016, due to an increase in phosphorescent emitter sales.

•	Revenue from royalty and license fees increased 32% to $7.0 million in the first quarter, compared with $5.3 million in the first quarter of 2016.
•	Operating income increased by $9.6 million to $12.1 million in the first quarter, compared with $2.5 million in the first quarter of 2016.
•	Net income increased by $8.5 million to $10.4 million or $0.22 per diluted share in the first quarter, compared with $1.9 million or $0.04 per diluted share in the first quarter of 2016.

2017 Guidance

The OLED industry is still at a stage where many factors can have a material impact on its growth.  The Company now has sufficient visibility into its potential future financial performance for this year to estimate 2017 revenues to at least be $260 million to $280 million.

Dividend

The Company also announced a second quarter cash dividend of $0.03 per share on the Company’s common stock. The dividend is payable on June 30, 2017, to all shareholders of record as of the close of business on June 15, 2017.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, May 4, 2017 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-800-967-7141 (toll-free) or 1-719-457-2604, and reference conference ID 4010879. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries.  Founded in 1994, the Company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 4,200 issued and pending patents worldwide.  Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of low power and eco-friendly displays and solid-state lighting.  The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance.  In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Headquartered in Ewing, New Jersey, with international offices in China, Hong Kong, Ireland, Japan, South Korea, and Taiwan, and wholly-owned subsidiary Adesis, Inc. based in New Castle, Delaware, Universal Display works and partners with a network of world-class organizations, including Princeton University, the University of Southern California, the University of Michigan, and PPG Industries, Inc.  The Company has also established relationships with companies such as AU Optronics Corporation, BOE Technology, DuPont Displays, Inc., Innolux Corporation, Kaneka Corporation, Konica Minolta Technology Center, Inc., LG Display Co., Ltd., Lumiotec, Inc., OLEDWorks LLC, OSRAM, Pioneer Corporation, Samsung Display Co., Ltd., Sumitomo Chemical Company, Ltd., Tianma Micro-electronics and Tohoku Pioneer Corporation. To learn more about Universal Display Corporation, please visit http://www.oled.com.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation.  All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2016. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$96,117	$139,365
Short-term investments	228,861	188,644
Accounts receivable	36,321	24,994
Inventory	16,668	17,314
Deferred income taxes	—	8,661
Other current assets	5,775	6,392
Total current assets	383,742	385,370
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $33,377 and $32,167	28,552	27,203
ACQUIRED TECHNOLOGY, net of accumulated amortization of $75,864 and $70,714	146,977	152,127
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $957 and $615	15,883	16,225
GOODWILL	15,535	15,535
INVESTMENTS	14,789	14,960
DEFERRED INCOME TAXES	49,750	15,832
OTHER ASSETS	215	307
TOTAL ASSETS	$655,443	$627,559
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,147	$8,112
Accrued expenses	9,977	19,845
Deferred revenue	10,064	10,282
Other current liabilities	2,042	1,967
Total current liabilities	33,230	40,206
DEFERRED REVENUE	28,956	31,322
RETIREMENT PLAN BENEFIT LIABILITY	28,106	27,563
Total liabilities	90,292	99,091
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 100,000,000 shares authorized, 48,364,895 and 48,270,990 shares issued, and 47,007,032 and 46,913,127 shares outstanding at March 31, 2017 and December 31, 2016, respectively	484	483
Additional paid-in capital	605,331	604,364
Retained earnings (accumulated deficit)	9,844	(25,557)
Accumulated other comprehensive loss	(10,352)	(10,666)
Treasury stock, at cost (1,357,863 shares at March 31, 2017 and December 31, 2016)	(40,158)	(40,158)
Total shareholders’ equity	565,151	528,468
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$655,443	$627,559

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
REVENUE:
Material sales	$46,637	$24,304
Royalty and license fees	7,025	5,342
Contract research services	1,904	57
Total revenue	55,566	29,703
COST OF SALES	12,987	5,052
Gross margin	42,579	24,651
OPERATING EXPENSES:
Research and development	11,818	10,476
Selling, general and administrative	10,077	6,660
Amortization of acquired technology and other intangible assets	5,492	2,750
Patent costs	1,547	1,344
Royalty and license expense	1,587	875
Total operating expenses	30,521	22,105
OPERATING INCOME	12,058	2,546
Interest income, net	671	324
Other (expense) income, net	(19)	—
Interest and other (expense) income, net	652	324
INCOME BEFORE INCOME TAXES	12,710	2,870
INCOME TAX EXPENSE	(2,345)	(921)
NET INCOME	$10,365	$1,949
NET INCOME PER COMMON SHARE:
BASIC	$0.22	$0.04
DILUTED	$0.22	$0.04
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	46,661,559	46,774,360
DILUTED	46,742,894	46,907,558
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.03	$—

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,365	$1,949
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue	(2,690)	(2,032)
Depreciation	1,210	902
Amortization of intangibles	5,492	2,750
Amortization of premium and discount on investments, net	(562)	(297)
Stock-based compensation to employees	3,141	2,830
Stock-based compensation to Board of Directors and Scientific Advisory Board	709	408
Earnout liability recorded for Adesis acquisition	294	—
Deferred income tax (benefit) expense	1,049	(169)
Retirement plan expense	1,005	1,029
Decrease (increase) in assets:
Accounts receivable	(11,327)	3,863
Inventory	646	(1,961)
Other current assets	616	(2,296)
Other assets	92	(472)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(8,283)	(9,134)
Other current liabilities	(219)	590
Deferred revenue	106	2,250
Net cash provided by operating activities	1,644	210
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(631)	(516)
Purchases of investments	(170,136)	(193,929)
Proceeds from sale of investments	130,647	208,571
Net cash (used in) provided by investing activities	(40,120)	14,126
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	159	99
Proceeds from the exercise of common stock options	24	151
Payment of withholding taxes related to stock-based compensation to employees	(3,541)	(2,008)
Cash dividends paid	(1,414)	—
Net cash used in financing activities	(4,772)	(1,758)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(43,248)	12,578
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	139,365	97,513
CASH AND CASH EQUIVALENTS, END OF PERIOD	$96,117	$110,091
The following non-cash activities occurred:
Unrealized loss on available-for-sale securities	$(23)	$(233)
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Common stock issued to employees that was earned and accrued for in a previous period	174	1,105
Net change in accounts payable and accrued expenses related to purchases of property and equipment	1,928	343